Exhibit 5.2

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

December 19, 2019

American Water Works Company, Inc.
1 Water Street
Camden, New Jersey 08102

Re:    American Water Works Company, Inc.
Registration Statement on Form S-8 Relating to the Nonqualified Savings and Deferred Compensation Plan for
Employees of American Water Works Company, Inc. and its Designated Subsidiaries

Ladies and Gentlemen:

We have acted as counsel to American Water Works Company, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to $20,000,000 of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) under the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Plan”).

We have examined the Plan, the Registration Statement, and all such corporate records and other documents of the Company as we have deemed necessary for rendering the opinion hereinafter expressed. In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and that the provisions of the written Plan comply with the ERISA provisions applicable to top-hat plans. We express no opinion as to whether the Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

The opinion set forth above is limited to Title I of ERISA. This opinion is effective only as of the date hereof. We do not assume responsibility for updating this opinion as of any date subsequent to the date hereof, and we assume no responsibility to advise of any changes with respect to applicable law or any other matters referenced in this letter that may occur subsequent to the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP